THIRD AMENDMENT TO

THE VICTORY VARIABLE INSURANCE FUNDS CONTRACT OWNER

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment (“Amendment”) dated as of February 25, 2022, is by and among Victory Variable Insurance Funds (the “Trust”), on behalf of its series of portfolios (each a “Fund”) listed on Schedule B, as amended from time to time, and Nationwide Financial Services, Inc. (“NFS”). This Amendment amends th Victory Variable Insurance Funds Contract Owner Administrative Services Agreement (the “Agreement”) dated June 30, 1999, as amended.

WHEREAS, the Trust and NFS desire to amend the Agreement.

NOW, THEREFORE, the Trust and NFS agree to the following:

1.Schedule B to the Agreement is deleted in its entirety and replaced with the attached Schedule B.

2.Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

NATIONWIDE FINANCIAL SERVICES, INC.

__/s/ Leland Cummings____________

By: Leland W. Cummings

Title: VP, Head of Fund Operations

VICTORY VARIABLE INSURANCE FUNDS,

on behalf of each Fund listed on Schedule B, individually and not jointly

/s/ Christopher Dyer By: Christopher Dyer Title: President

SCHEDULE B

TO ADMINISTRATIVE SERVICES AGREEMENT

The Trust agrees to pay the following quarterly amounts calculated as a percentage of the average daily net assets of the relevant Fund and Class held in the Accounts.

FUND NAME	CUSIP	ADMINISTRATIVE
SERVICE FEE
Victory High Yield VIP Series I	92647D719	10 bps
Victory RS International VIP Series I	92647D685	10 bps
Victory RS Large Cap Alpha VIP Series I	92647D743	10 bps
Victory RS Small Cap Growth Eq VIP Ser I	92647D669	10 bps
Victory S&P 500 Index VIP Series I	92647D727	10 bps
Victory Sophus Em Mkts VIP Series I	92647D677	10 bps